Exhibit 10.67

PURCHASE CONTRACT

between

YUMA ONE LIMITED PARTNERSHIP (“SELLER”)

AND

APPLE NINE HOSPITALITY OWNERSHIP, INC. (“BUYER”)

Dated: January 5, 2009

i

ARTICLE VII	REPRESENTATIONS, WARRANTIES AND COVENANTS	12

7.1	Seller’s Representations, Warranties and Covenants	12

7.2	Buyer’s Representations, Warranties and Covenants	16

7.3	Survival	17

ARTICLE VIII	ADDITIONAL COVENANTS	17

8.1	Subsequent Developments	17

8.2	Operations	17

8.3	Third Party Consents	19

8.4	Employees	19

8.5	Estoppel Certificates	19

8.6	Access to Financial Information	19

8.7	Bulk Sales	20

8.8	Utility Reservations	20

8.9	Indemnification	20

8.10	Escrow Funds of Seller	23

8.11	Escrow Funds of Buyer	23

ARTICLE IX	CONDITIONS FOR CLOSING	23

9.1	Buyer’s Conditions for Closing	23

9.2	Seller’s Conditions for Closing	24

ARTICLE X	CLOSING AND CONVEYANCE	25

10.1	Closing	25

10.2	Deliveries of Seller	25

10.3	Buyer’s Deliveries	27

ARTICLE XI	COSTS	28

11.1	Seller’s Costs	28

11.2	Buyer’s Costs	28

ARTICLE XII	ADJUSTMENTS	28

12.1	Adjustments	28

12.2	Reconciliation and Final Payment	30

12.3	Employees	30

ARTICLE XIII	CASUALTY AND CONDEMNATION	31

13.1	Risk of Loss; Notice	31

13.2	Buyer’s Termination Right	31

13.3	Procedure for Closing	31

ARTICLE XIV	DEFAULT REMEDIES	31

14.1	Buyer Default	31

14.2	Seller Default	32

14.3	Attorney’s Fees	32

ARTICLE XV	NOTICES	32

ARTICLE XVI	MISCELLANEOUS	33

16.1	Performance	33

16.2	Binding Effect; Assignment	33

16.3	Entire Agreement	33

16.4	Governing Law	33

16.5	Captions	33

16.6	Confidentiality	33

16.7	Closing Documents	34

16.8	Counterparts	34

16.9	Severability	34

16.10	Interpretation	34

16.11	(Intentionally Omitted)	34

16.12	Further Acts	34

16.13	Joint and Several Obligations Except as May be Otherwise Provided Herein	34

SCHEDULES:

EXHIBITS:

Exhibit A	Legal Description
Exhibit B	List of FF&E
Exhibit C1-C2	List of Hotel Contracts
Exhibit D	Consents and Approvals
Exhibit E	Environmental Reports and Disclosures
Exhibit F	Claims or Litigation Pending
Exhibit G	Escrow Agreement
Exhibit H	New Management Agreement
Exhibit I	Assumed Existing Loan

PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of January 5, 2009, by and between YUMA ONE LIMITED PARTNERSHIP, an Arizona limited partnership (“Seller”) with a principal office at c/o Ferguson Properties, One Victory Drive, Liberty, MO 64068, and APPLE NINE HOSPITALITY OWNERSHIP, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219, or its affiliates or assigns (“Buyer”).

RECITALS

A. Seller is the fee simple owner of that certain 90-room hotel known as the Hampton Inn & Suites Yuma, located at 1600 East 16th Street, Yuma, Arizona 85365 (the “Hotel”) identified on Exhibit A attached hereto and incorporated herein by reference.

B. Buyer is desirous of purchasing the Hotel from Seller, and Seller is desirous of selling the Hotel to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. The following capitalized terms when used in this Contract shall have the meanings set forth below unless the context otherwise requires:

“Additional Deposit” shall mean $200,000.

“Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Appurtenances” shall mean all rights, titles, and interests of Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

“Assumed Existing Loan” shall have meaning set forth in Section 4.4

“Brand” shall mean Hampton Inn & Suites.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia.

“Buyer’s Post-Closing Agreement” shall have the meaning set forth in Section 8.11.

“Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

“Closing Date” shall have the meaning set forth in Section 10.1.

“Contracts, Plans and Specs” shall mean all construction and other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports in the possession or control of Seller at the time of mutual acceptance of this Contract.

“Deed” shall have the meaning set forth in Section 10.2(a).

“Deposits” shall mean, to the extent assignable, all prepaid rents and deposits, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements; provided, that “Deposits” shall exclude (i) reserves for real property taxes and insurance, in each case, to the extent pro rated on the settlement statement such that Buyer receives a credit for (a) taxes and premiums in respect of any period prior to Closing and (b) the amount of deductibles and other self-insurance and all other accrued liabilities and claims in respect of any period prior to Closing, (ii) utility deposits, and (iii) all reserves for replacement of FF&E and for capital repairs or improvements (other than those with respect to the Assumed Existing Loan).

“Due Diligence Examination” shall have the meaning set forth in Section 3.2.

“Earnest Money Deposit” shall have the meaning set forth in Section 2.6(a).

“Environmental Requirements” shall have the meaning set forth in Section 7.1(f)

“Escrow Agent” shall have the meaning set forth in Section 2.6(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.6(b).

“Exception Documents” shall have the meaning set forth in Section 4.2.

“Existing Franchise Agreement” shall mean that certain franchise license agreement between Seller and the Franchisor, granting Seller a franchise to operate the Hotel under the Brand.

“Existing Management Agreement” shall mean that certain management agreement between Seller and the Manager for the operation and management of the Hotel.

“FF&E” shall mean all tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel or (ii) leased by Seller pursuant to an FF&E Lease) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment; all shelving and partitions; all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, breakfast area, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils. A current list of FF&E is attached hereto as Exhibit B.

“FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements that are assumed by Buyer.

“FF&E Replacement Reserves and Capital Repairs/Improvements” shall mean all deposits and reserves for replacement of FF&E and for capital repairs and/or improvements made in connection with the use or occupancy of the Improvements which are held by Lender in connection with the Assumed Existing Loan.

“Financial Statements” shall have the meaning set forth in Section 3.1(b).

“Franchisor” shall mean Hilton Hotels Corp. or its affiliate.

“Hotel Contracts” shall have the meaning set forth in Section 10.2(d).

“Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements to the Land, and all related facilities.

“Indemnified Party” shall have the meaning set forth in Section 8.9(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 8.9(c)(i).

“Initial Deposit” shall have the meaning set forth in Section 2.6(a).

“Land” shall mean, collectively, a fee simple interest in the real property more fully described in Exhibits A which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights) and Appurtenances belonging thereto or in any way appertaining thereto.

“Leases” shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

“Lender” shall mean, for the Assumed Existing Loan, the lender and/or servicer for such Assumed Existing Loan.

“Legal Action” shall have the meaning set forth in Section 8.9(c)(ii).

“Licenses” shall mean, with respect to the Hotel, all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

“Manager” shall mean True North Hotel Group, Inc. or its Affiliate.

“New Franchise Agreement” shall mean the franchise license agreement to be entered into between Buyer and the Franchisor, granting to Buyer a franchise to operate the Hotel under the Brand on and after the Closing Date.

“New Management Agreement” means the management agreement to be entered into between Buyer and Manager for the operation and management of the Hotel on and after the Closing Date.

“Pending Claims” shall have the meaning set forth in Section 7.1(e).

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Personal Property” shall mean, collectively, all of the Property other than the Real Property, but excluding the motor vehicle owned by Seller.

“PIP” shall mean a product improvement plan for the Hotel, as required by the Franchisor, if any.

“Property” shall mean, collectively, (i) all of the following with respect to the Hotel: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records, Service Contracts, Taxes and Insurance Escrows, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Lease, but excluding any items specifically excluded in this Contract.

“Purchase Price” shall have the meaning set forth in Section 2.3.

“Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.

“Records” shall mean all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by the Manager), marketing and leasing material and forms (including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with Seller’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel) owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain from the Manager, that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, and proforma budgets and projections and construction budgets and contracts related to the development and construction of the Hotel and a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties in effect at Closing and copies of the final plans and specifications for the Hotel.

“Release” shall have the meaning set forth in Section 7.1(f).

“Review Period” shall have the meaning set forth in Section 3.1.

“SEC” shall have the meaning set forth in Section 8.6.

“Seller Liens” shall have the meaning set forth in Section 4.3.

“Seller Parties” shall have the meaning set forth in Section 7.1(e).

“Seller’s Post-Closing Agreement” shall have the meaning set forth in Section 8.10.

“Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts.

“Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, breakfast area, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (related to the breakfast area) office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, business centers, meeting rooms and other common areas and recreational areas.

“Survey” shall have the meaning set forth in Section 4.1.

“Tax and Insurance Escrows shall mean all the escrows held by the Lender in connection with the Assumed Existing Loan.

“Third Party Consents” shall have the meaning set forth in Section 8.3.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 4.2.

“Title Policy” shall have the meaning set forth in Section 4.2.

“Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract).

“Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property.

“Warranties” shall mean all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;

EARNEST MONEY DEPOSIT

2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer or its Affiliates and/or assigns, and Buyer or its assigns agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances (other than with respect to the Assumed Existing Loan), licenses, franchises (other than any hotel franchises assumed by Buyer), concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions and those FF&E Leases which Buyer elects in its sole discretion to assume.

2.2 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of Eleven Million Two Hundred Fifty Thousand and No/100 Dollars ($11,250,000.00) (the “Purchase Price”).

2.3 Allocation. Buyer and Seller shall use good faith efforts to agree, prior to the expiration of the Review Period, on an allocation of the Allocated Purchase Price among Real Property, tangible Personal Property and intangible property related to the Property. In the event Buyer and Seller do not agree, each party shall be free to allocate the Allocated Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws.

2.4 Payment. The portion of the Purchase Price less: (a) the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below), (b) Seller’s Escrow Funds and (c) the then-current outstanding principal balance of the Assumed Existing Loan, shall be paid to Seller in cash, certified funds or wire transfer, at the Closing of the Property. At the Closing, the Earnest Money Deposit together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the Purchase Price on behalf of Buyer, and Seller’s Escrow Funds shall be deposited into an escrow account pursuant to the Seller’s Post-Closing Agreement as contemplated by Section 8.10.

2.5 Earnest Money Deposit.

(a) Within three (3) Business Days after the full execution and delivery of this Contract, Buyer shall deposit the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) in cash, certified bank check or by wire transfer of immediately available funds (the “Initial Deposit”) with the Title Company, as escrow agent (“Escrow Agent”), which sum shall be held by Escrow Agent as earnest money. If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer. If Buyer does not elect to terminate this Contract on or before the expiration of the Review Period, Buyer shall, within three (3) Business Days after the expiration of the Review Period deposit the Additional Deposit with the Escrow Agent. The Initial Deposit and the Additional Deposit, and all interest accrued thereon, shall hereinafter be referred to as the “Earnest Money Deposit” and shall be allocated to the Seller as provided on Exhibit A hereof.

(b) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”) substantially in the Form attached hereto as Exhibit G. The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes.

ARTICLE III

REVIEW PERIOD

3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on the date that is thirty (30) days after the date of this Contract, unless a longer period of time is otherwise provided for in this Contract and except as otherwise agreed to by Buyer and Seller (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. If the Review Period is not scheduled to expire on a Business Day, it will be extended until the next succeeding Business Day following such scheduled expiration. Within five (5) Business Days following the date of this Contract, Seller at Seller’s sole cost and expense, will deliver to Buyer (or make available at the Hotel) for Buyer’s review, to the extent not previously delivered to Buyer, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

(a) All Warranties currently in effect and Licenses relating to the Hotel or any part thereof;

(b) Income and expense statements and budgets for the Hotel, for the current year to date and each of the three (3) prior fiscal years (the “Financial Statements”), and Seller shall provide to Buyer copies of all income and expense statements generated by Seller or any third party that relate to the operations of the Hotel and that contain information not included in the financial statements, if any, provided to Buyer by the Manager, provided that Seller also agrees to provide to Buyer’s auditors and representatives all financial and other information necessary or appropriate for preparation of audited financial statements for Buyer and/or its Affiliates as provided in Section 8.6, below, provided however, that all such information shall be provided in its existing format;

(c) All real estate and personal property tax statements with respect to the Hotel and notices of appraised value for the Real Property for the current year [to the extent available] and each of the three (3) calendar years prior to the current year;

(d) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts, payment and performance bonds, title policies, reports and commitments, zoning information and marketing and economic data relating to the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel in the possession or control of Seller. If the Hotel is purchased by Buyer, all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor to the extent that same are transferable without the consent of a third party;

(e) All FF&E Leases, Services Contracts, Leases and, if applicable, a schedule of such Leases of space in the Hotel, and all agreements, if any, for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith;

(f) All notices received from governmental authorities in connection with the Hotel and all other notices received from governmental authorities received at any time that relate to any noncompliance or violation of law that has not been corrected; and

(g) All documents related to the Assumed Existing Loan and contact information for the servicers of the Assumed Existing Loan.

Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s (or Manager’s) corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the Hotel and the plans and specifications for development of the Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below.

3.2 Due Diligence Examination. At any time during the Review Period, and thereafter through Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting, at Buyer’s expense, such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Property, subject to providing reasonable advance notice to Seller unless otherwise agreed to by Buyer and Seller (the “Due Diligence Examination”). Seller shall have the right to have its representative present during Buyer’s physical inspections of the Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Property.

3.3 Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and, if Closing does not occur, shall repair any portion of the Property damaged by the conduct of Buyer, its agents, contractors or employees, to substantially the condition such portion(s) of the affected Property were in immediately prior to such examinations or studies.

3.4 Seller Exhibits. Buyer shall have until the end of the Review Period to review and approve in writing the information on Exhibits B, C, D, E and F. In the event Buyer does not approve any such Exhibit or the information contained therein in writing prior to the end of the Review Period, Buyer shall be entitled to terminate this Contract by notice to Seller given within three (3) Business Days after the expiration of the Review Period and, if such termination notice is given as aforesaid, the Earnest Money Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6. If Buyer fails to terminate this Contract within three (3) Business Days after the expiration of the Review Period, Buyer shall be deemed to waive such right.

ARTICLE IV

SURVEY AND TITLE APPROVAL

4.1 Survey. Seller has delivered to Buyer true, correct and complete copies of the most recent survey (if any) of the Real Property. In the event that an update of a survey or a new survey (such updated or new surveys being referred to as the “Surveys”) are desired by Buyer, then Buyer shall be responsible for all costs related thereto, and any such updated Survey will be obtained by Buyer prior to the expiration of the Review Period.

4.2 Title. Seller has delivered to Buyer Seller’s existing title insurance policy, including (to the extent the same are in Seller’s possession or control) copies of all documents referred to therein, for the Real Property. Buyer’s obligations under this Contract are conditioned upon Buyer being able to obtain (at Buyer’s expense and during the Review Period) for each Property (i) a Commitment for Title Insurance (each, a “Title Commitment”) issued by Chicago Title Insurance Company, 7505 N. Plano Road, Suite 3100, Richardson, Texas, 75802 (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue (at Buyer’s expense) to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA (where available) owner’s policy available in the state in which the Land is located, with extended coverage and, to the extent applicable and available in such state, comprehensive, access, single tax parcel, contiguity, Fairway and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. If requested by Seller, Buyer shall promptly provide Seller with a copy of the Title Commitment issued by the Title Company.

4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same prior to the expiration of the Review Period. If Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same. If Buyer disapproves any condition of title or survey by written objection to Seller on or before the expiration of the Review Period, Seller shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) days after its receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, then that Seller shall be given until the Closing Date to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than exceptions and title defects arising after the expiration of the Review Period and other than those standard exceptions which are ordinarily and customarily omitted in the state in which the Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission) and all Leases showing on the Title Commitment are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness (other than the Assumed Existing Loan) or any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property or any portion thereof (“Seller Liens”), each of which shall either be paid in full by Seller and released at Closing or bonded against by appropriate statutory bond acceptable to Buyer, to the extent permitted by applicable law.

4.4 Assumed Existing Loan. Seller represents and warrants that the Assumed Existing Loan is the only loans secured by the Property which will remain in effect on and after the Closing Date and that the information contained on Exhibit I is true, correct and complete. At Closing, Buyer shall assume the Assumed Existing Loan encumbering the Property (the “Assumed Existing Loan”). In all other cases, Seller shall pay-off or defease any remaining loans at the Closing. Seller shall cooperate with Buyer (without incurring any expense other than with respect to any legal fees which may be incurred by Seller for Seller’s attorneys) in Buyer’s efforts related to the assumption of the Assumed Existing Loan. Buyer shall make application to the Lender no later than the end of the Review Period and if the Contract is not terminated prior to the end of the Review Period, Buyer shall use its commercially reasonable efforts to complete the assumption of the Assumed Existing Loan on or before the Closing Date, including any extensions. All costs associated with the assumption of the Assumed Existing Loan shall be borne by Buyer.

ARTICLE V

MANAGEMENT AGREEMENT AND FRANCHISE AGREEMENT

At or prior to the Closing, Seller shall terminate the Existing Management Agreement and the Existing Franchise Agreement, and Seller shall be solely responsible for all claims and liabilities arising thereunder on, prior to or following the Closing Date. As a condition to Closing, Buyer shall enter into the New Management Agreement and the New Franchise Agreement, effective as of the Closing Date, containing terms and conditions acceptable to Buyer (including, without limitation, such terms and conditions as may be required to accommodate Buyer’s and/or Buyer’s Affiliates’ REIT structure). Seller shall be responsible for paying all costs related to the termination of the Existing Management Agreement. Buyer shall be responsible for paying all of Franchisor’s costs related to the termination of the Existing

Franchise Agreement. Seller shall use commercially reasonable efforts to promptly provide all information required by the Franchisor in connection with the New Franchise Agreement, and Seller and Buyer shall diligently pursue obtaining each of the same. Buyer shall make application to the Franchisor no later than the end of the Review Period and if the Contract is not terminated prior to the end of the Review Period, Buyer shall use its best efforts to obtain the approval of the Franchisor to obtain the New Franchise Agreement on or before the Closing Date. All costs associated with the New Franchise Agreement shall be borne by Buyer. As a condition to Buyer’s and Seller’s obligation under this Contract, Buyer and Manager shall agree, on or before the expiration of the Review Period, on the form and substance of the New Management Agreements. The New Management Agreement will be substantially in the form attached hereto as Exhibit “H”.

ARTICLE VI

BROKERS

Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other party in connection with the transaction contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction. Seller shall pay all fees to the Manager arising out of its contractual obligations to the Manager.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer as follows:

(a) Authority; No Conflicts. Seller is a limited partnership duly formed, validly existing and in good standing in the State of its organization. Seller and has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller of this Contract, except as set forth in Exhibit D, and this Contract is hereby binding and enforceable against Seller. Neither the execution nor the performance of, or compliance with, this Contract by Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate charter, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller or to the Hotel.

(b) FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

(c) Bankruptcy. Neither Seller nor, to Seller’s knowledge, any of its partners or members, is insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(d) Property Agreements. A complete list of all FF&E Leases, Service Contracts and Leases (other than those entered into by the Manager on its own behalf) used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C-1, and, to Seller’s knowledge, a complete list of all other FF&E Leases, Service Contracts and Leases used in or otherwise relating to the operation and business of the Hotel is attached hereto as Exhibit C-2. The assets constituting the Property to be conveyed to Buyer hereunder constitute all of the property and assets of Seller used in connection with the operation and business of the Hotel, except those specifically excluded in this Contract. There are no leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warranty contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, or (ii) to Seller’s knowledge, binding upon the Hotel, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1. The Service Contracts, Leases, Warranties and FF&E Leases disclosed on Exhibit C or to be delivered to Buyer pursuant to Section 3.1 are in full force and effect, and, to Seller’s knowledge, no default has occurred and is continuing thereunder and no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default. No party has any right or option to acquire the Hotel or any portion thereof, other than Buyer.

(e) Pending Claims. There are no: (i) claims, demands, litigation, proceedings or governmental investigations pending or, to Seller’s knowledge, threatened against Seller, the Manager or any Affiliate of Seller (collectively, “Seller Parties”) or related to the business or assets of the Hotel, except as set forth on Exhibit F attached hereto and incorporated herein by reference, (ii) special assessments or extraordinary taxes except as set forth in the Title Commitment or (iii) pending or, to Seller’s knowledge, threatened condemnation or eminent domain proceedings which would affect the Property or any part thereof. There are no: pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, pending unfair labor practice charges or complaints, unsatisfied unfair labor practice orders or judicial proceedings or orders with respect thereto, pending charges or complaints with or by city, state or federal civil or human rights agencies, unremedied orders by such agencies or judicial proceedings or orders with respect to obligations under city, state or federal civil or human rights or antidiscrimination laws or executive orders affecting the Hotel, or other pending, actual or, to Seller’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Hotel or might become a lien on the Hotel (collectively, the “Pending Claims”).

(f) Environmental. To the actual knowledge of Manager, with respect to environmental matters, (i) there has been no Release or threat of Release of Hazardous Materials in, on, under, to or from the Real Property, except as disclosed in the reports, documents and disclosures set forth on Exhibit E attached hereto and incorporated herein by reference, (ii) no portion of the Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing Hazardous Materials other than standard amounts of cleaning supplies and chlorine for the swimming pool, all of which are stored on the Property in strict accordance with applicable Environmental Requirements and do not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, (iii) no underground storage tanks are currently located on or in the Real Property or any portion thereof, (iv) no environmental investigation, administrative order, notification, consent order, litigation, claim, judgment or settlement with respect to the Property or any portion thereof is pending (v) except as disclosed on Exhibit E, there are no reports or other documentation regarding the environmental condition of the Real Property in the possession of Seller or Manager or their respective Affiliates, consultants, contractors or agents. In addition, Manager has no actual knowledge (no independent testing or investigation having been performed by or at the request of Manager or Seller) of any mold, fungal or other microbial growth in or on the Real Property other than as disclosed on Exhibit E hereof. As used in this Contract: “Hazardous Materials” means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA), rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing. Manager is signing this Contract for the purpose of being bound by the representations and warranties in this Subparagraph (f) and in Subparagraph (l), below.

(g) Title. Seller has fee simple title to the Real Property and Seller is the owner of the Personal Property, subject to the Exception Documents and any FF&E Leases.

(h) Utilities. All appropriate utilities, including sanitary and storm sewers, water, gas, telephone, cable and electricity, are, to Seller’s knowledge, currently sufficient and available to service the Hotel and all installation, connection or “tap-on”, usage and similar fees have been paid.

(i) Licenses, Permits and Approvals. Seller has not received any written notice, and Seller has no knowledge that the Property fails to comply with all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is now operated. To the best of its knowledge, Seller (or Manager on Seller’s behalf) has received all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each license and permit is in full force and effect, and will be in full force and effect as of the Closing.

(j) Financial Statements. Seller has delivered copies for the three (3) years prior and the current year to date, of all (i) Financial Statements for the Hotel, (ii) operating statements prepared by the Manager for the Hotel, and (iii) monthly financial statements prepared by the Manager for the Hotel. Each of such statements is, to Seller’s knowledge, complete and accurate in all material respects and, except in the case of budgets prepared in advance of the applicable operating period to which such budgets relate, fairly presents the results of operations of the Hotel for the respective periods represented thereby. Seller has relied upon the Financial Statements in connection with its ownership and operation of the Hotel, and there are no other independent audits or financial statements prepared by third parties relating to the operation of the Hotel other than the Financial Statements prepared by or on behalf of the Manager, all of which have been provided to Buyer. All such Financial Statements are unaudited and have not been prepared in accordance with generally accepted accounting principles.

(k) Employees. All employees employed at the Hotel are the employees of the Manager. There are, to Seller’s knowledge, no (i) unions organized at the Hotel, (ii) union organizing attempts, strikes, organized work stoppages or slow downs, or any other labor disputes pending or threatened with respect to any of the employees at the Hotel, or (iii) collective bargaining or other labor agreements to which Seller or the Hotel is bound with respect to any employees employed at the Hotel.

(l) Operations. To the best of Manager’s knowledge, Manager has operated the Hotel substantially in accordance with applicable laws, rules, regulations, ordinances and codes.

(m) Existing Management and Franchise Agreements. Seller has furnished to Buyer true and complete copies of the Existing Management Agreement and the Existing Franchise Agreement, which constitutes the entire agreement of the parties with respect to the subject matter thereof and which have not been amended or supplemented in any respect. Seller has or will provide to Buyer the Property Improvement Plan (or Program) required by Hampton Inn or its affiliates in connection (the “PIP”). There are no other management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property, except for the Existing Management Agreement and the Existing Franchise Agreement. The Improvements comply in all material respects with, and the Hotel is being operated in accordance with, all requirements of the Existing Franchise Agreement and all other requirements of the Franchisor, including all “brand standard” requirements of the Franchisor. The Existing Management Agreement and the Existing Franchise Agreement are in full force and effect, and shall remain in full force and effect until the termination of the Existing Management Agreement and the Existing Franchise Agreement at Closing, as provided in Article V hereof. No default has occurred and is continuing under the Existing Management Agreement or the Existing Franchise Agreement, and, to Seller’s knowledge, no circumstances exist which, with the giving of notice, the lapse of time or both, would constitute such a default.

(n) Construction of Hotel.

(i) The Hotel has been constructed in a good and workmanlike manner and in all material respects substantially in accordance with the Contracts, Plans and Specs, and all building permits and certificates of occupancy therefor and all applicable zoning, platting, subdivision, health, safety and similar laws, rules, regulations, ordinances and codes.

(ii) The Personal Property is in good condition and operating order, normal wear and tear expected.

(o) No other warranties. Buyer is a sophisticated Buyer who is familiar with this type of Property, and except for the express written representations stated herein, Buyer agrees to take the Property as is, where is and with all faults. Seller is not, and shall not be, liable or bound in any manner by any verbal or written statements except as set forth herein. Buyer further acknowledges and agrees that this Agreement affords Buyer ample opportunity to inspect any and all aspects of the Property, and except as stated herein, Buyer is and will be relying solely on its own investigation of the Property. The provisions of this section shall survive the closing or any termination of this Agreement.

7.2 Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants:

(a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received by the applicable Review Period to execute this Contract and all necessary authorization of the Board of Directors of Buyer to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a party’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. All of the representations and warranties made herein shall survive Closing for a period of one (1) year and shall not be deemed to merge into or be waived by Seller’s Deed or any other closing documents.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Seller and Buyer shall each use best efforts to keep the other fully informed of all subsequent developments of which Seller or Buyer, as applicable, have knowledge (“Subsequent Developments”) which would cause any of the representations or warranties contained in this Contract to be no longer accurate in any material respect.

8.2 Operations. From and after the date hereof through the Closing Seller shall comply with the Existing Management Agreement and the Existing Franchise Agreement and keep the same in full force and effect and shall perform and comply with all of the following subject to and in accordance with the terms of such agreements:

(a) Continue to maintain the Property generally in accordance with past practices of Seller and pursuant to and in compliance with the Existing Management Agreement and the Existing Franchise Agreement, including, without limitation, (i) using reasonable efforts to keep available the services of all present employees at the Hotel and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Hotel, (ii) accepting booking contracts for the use of the Hotel’s facilities retaining such bookings in accordance with the terms of the Existing Management Agreement and the Existing Franchise Agreement, (iii) maintaining the current level of advertising and other promotional activities for the Hotel’s facilities, (iv) maintaining the present level of insurance with respect to the Hotel in full force and effect until the Closing Date for the Hotel and (v) remaining in compliance in all material respects with all current Licenses;

(b) Keep, observe, and perform in all material respects all its obligations under and pursuant to the Leases, the Service Contracts, the FF&E Leases,

the Existing Management Agreement, the Existing Franchise Agreement, the Contracts, Plans and Specs, the Warranties and all other applicable contractual arrangements relating to the Hotel;

(c) Not cause or permit the removal of FF&E from the Hotel except for the purpose of discarding worn and valueless items that have been replaced with FF&E of equal or better quality; timely make all repairs, maintenance, and replacements to keep all FF&E and all other Personal Property and all Real Property in good operating condition; keep and maintain the Hotel in a good state of repair and condition, reasonable and ordinary wear and tear and damage by casualty excepted; and not commit waste of any portion of the Hotel;

(d) Maintain the levels and quality of the Personal Property generally at the levels and quality existing on the date hereof and keep merchandise, supplies and inventory adequately stocked, consistent with good business practice, as if the sale of the Hotel hereunder were not to occur, including, without limitation, maintaining linens and bath towels at least at a 2-par level for all suites or rooms of the Hotel;

(e) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Hotel which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

(f) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

(g) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Hotel or any part thereof prior to the delinquency date, and comply in all material respects with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Hotel;

(h) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof; and

(i) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the operation, use, occupancy or maintenance of the Hotel to expire, be canceled or otherwise terminated, except in the ordinary course of business.

Seller shall promptly furnish to Buyer copies of all new, amended or extended FF&E Leases, Service Contracts, Leases and other contracts or agreements (other than routine hotel room bookings entered into in the ordinary course of business) relating to the Hotel and entered into by the Manager prior to Closing; provided, however, that in the case of any of the foregoing entered into by the Manager on its own behalf, only to the extent Seller has knowledge thereof or a copy of which is obtainable from the Manager. Buyer shall have the right to extend the Review Period for a period of five (5) Business Days in order to review any of the foregoing that are not received by Buyer at least five (5) Business Days prior to the expiration of the

Review Period. Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, enter into any new FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel, or extend any such existing agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

8.3 Third Party Consents. Prior to the Closing Date, Seller shall, at its expense, (i) obtain any and all third party consents and approvals (x) required in order to transfer the Hotel to Buyer, or (y) which, if not obtained, would materially adversely affect the operation of the Hotel, including, without limitation, all consents and approvals referred to on Exhibit D and (ii) use best efforts to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as, the “Third Party Consents”).

8.4 Employees. Upon reasonable prior notice to Seller by Buyer, Buyer and its employees, representatives and agents shall have the right to communicate with Seller’s staff, and, subject to the approval of the Manager, the Hotel staff and the Manager’s staff, including without limitation the general manager, the director of sales, the engineering staff and other key management employees of the Hotel, at any time before Closing. Seller shall have the right to attend any meetings and be copied on or privy to any such communications with Seller’s staff, the Hotel staff and the Manager’s staff. Buyer shall not interfere with the operations of the Hotel while engaging in such communication and will not engage in communications in a manner that materially adversely affects the operation of the Property or the Existing Management Agreement.

8.5 Estoppel Certificates. Seller shall use reasonable efforts to obtain from (i) each tenant under any Lease affecting the Hotel (but not from current or prospective occupants of hotel rooms and suites within the Hotel) and (ii) each lessor under any FF&E Lease for the Hotel identified by Buyer as a material FF&E Lease, the estoppel certificates (as to factual matters only) substantially in the forms provided by Buyer to Seller during the Review Period, and deliver to Buyer not less than five (5) days before the Closing.

8.6 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel’s operations to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form reasonably acceptable to Seller and sufficient to enable an independent public accountant to render an opinion on the financial statements related to each Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of this Section. The provisions of this Section shall survive Closing or termination of this Contract.

8.7 Bulk Sales. The parties acknowledge that Arizona has repealed the applicable bulk sales law.

8.8 Utility Reservations. Seller will cause Manager to assist Buyer in connection with the preparation of any requests or documentation necessary to transfer the Utility Reservations to Buyer, at Buyer’s sole cost and expense, in connection with the Closing.

8.9 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

(a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) the material breach of any representation, warranty, covenant or agreement of Seller contained in this Contract;

(iii) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract;

(iv) any claim made or asserted by an employee of Seller arising out of Seller’s decision to sell its Property; and

(v) the conduct and operation by or on behalf of Seller of its Hotel or the ownership, use or operation of its Property prior to Closing.

(b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller or a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller (and its respective partners) from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the material breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

(ii) the conduct by Buyer, its employees, agents or contractors of any inspection or other activities at the Hotel prior to the Closing;

(iii) the conduct and operation by Buyer of its business at the Hotel after the Closing; and

(iv) any liability or obligation of Buyer expressly assumed by Buyer at Closing.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.9, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the part of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay.

(ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Party specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Party with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Party in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Party shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Party, provided that the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Party, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Party under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnified Party in conducting such defense only if the final, non-appealable decision rendered in any such Legal Action is in favor of the Indemnified Party and not the third party who commences the Legal Action.

(iv) In any Legal Action initiated by a third party and defended by the Indemnified Party (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party and its attorneys, accountants and other representatives, all books and records of the Indemnifying Party relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against Seller or Buyer or its respective assets, employees, Affiliates or business, or relief which Seller or Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

(vi) The liability of the Seller under the terms and conditions of this Contract shall be limited to the assets of the limited partnership of Seller and there shall be no personal recourse against its general partner, John H. Ferguson.

8.10 Escrow Funds of Seller. To provide for the timely payment of any post-closing claims by Buyer against Seller hereunder, at Closing, Seller shall deposit an amount equal to Two Hundred Thousand and No/100 Dollars ($200,000.00) (“Seller’s Escrow Funds”) to be withheld from the Purchase Price payable to Seller and shall be deposited for a period of one (1) year in an escrow account with the Title Company pursuant to an escrow agreement reasonably satisfactory in form and substance to Buyer and Seller (the “Seller’s Post-Closing Agreement”), which escrow and Seller’s Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Buyer’s obligations under this Contract. If no claims have been asserted by Buyer against the Seller, or all such claims have been satisfied, within such one-year period, Seller’s Escrow Funds shall be released to Seller. In the event that Buyer makes a claim subsequent to the Closing against Seller as a result of any breach by Seller in connection with this Contract, any recovery in connection with the Buyer’s claims against Seller, including legal fees and expenses, shall be limited to Two Million and No/100 Dollars ($2,000,000.00). Buyer shall have no further recourse against Seller in connection with any breach under this Contract. In addition, there shall be no recourse against Seller under this Contract unless Seller is notified of the matter claimed by the Buyer to have been breached by Seller within one (1) year from the date of the Closing under this Contract.

8.11 Escrow Funds of Buyer. To provide for the timely payment of any post-closing claims by Seller against Buyer at Closing, Buyer shall deposit an amount equal to Twenty Thousand and No/100 Dollars ($20,000.00) (the “Buyer’s Escrow Funds”) which amount shall be deposited for a period of one (1) year in an escrow account with the Title Company pursuant to an escrow agreement reasonably satisfactory in form and substance to Buyer and Seller (the “Buyer’s Post-Closing Agreement”), which escrow and Buyer’s Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Seller’s obligations under this Contract. If no claims have been asserted by Seller against Buyer, or all such claims have been satisfied, within such one-year period, Buyer’s Escrow Funds deposited by Buyer shall be released to Buyer.

In the event that Seller makes a claim subsequent to the Closing against the Buyer as a result of any breach by the Buyer in connection with this Contract, any aggregate recovery in connection with Seller’s claims against the Buyer, including legal fees and expenses, shall be limited to the sum of Forty Thousand Dollars ($40,000.00) which shall include Buyer’s Escrow Funds, plus the amount of any insurance indemnifying Buyer and the applicable deductibles. Seller shall have no further recourse against the Buyer in connection with any breach under this Contract. There shall be no recourse against the Buyer under this Contract unless the Buyer is notified of the matter claimed by Seller to have been breached by the Buyer within one (1) year from the date of the Closing under this Contract.

ARTICLE IX

CONDITIONS FOR CLOSING

9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated in which case the Earnest Money Deposit any interest thereon, shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.

(a) All of the representations and warranties of Seller contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

(c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

(d) Intentionally Omitted.

(e) Third Party Consents in form and substance satisfactory to Buyer shall have been obtained and furnished to Buyer.

(f) ‘Seller’s Escrow Funds shall have been deposited in the escrow account pursuant to the ‘Seller’s Post-Closing Agreement and the parties thereto shall have entered into the ‘Seller’s Post-Closing Agreement.

(g) The Existing Management Agreement and the Existing Franchise Agreement shall have been terminated.

(h) Buyer and the Manager shall have executed and delivered the New Management Agreement and Buyer and the Franchisor shall have executed and delivered the New Franchise Agreement, in each case upon terms and conditions acceptable to Buyer in its sole and absolute discretion.

(i) All loans (other than the Assumed Existing Loan) for the Hotel have been paid-off or defeased as applicable.

9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Seller’s right to cancel this Contract during the Review Period, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this

Section 9.2, which condition is not waived in writing by Seller, Seller shall have the right at its option to declare this Contract terminated and null and void, in which case the remaining Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.

(c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder; and

(d) Buyer shall have deposited all of Buyer’s Escrow Funds in the escrow accounts pursuant to the Buyer’s Post-Closing Agreement and the parties shall have entered into the Buyer’s Post-Closing Agreement.

ARTICLE X

CLOSING AND CONVEYANCE

10.1 Closing. Unless otherwise agreed by Buyer and Seller, the Closing on the Property shall occur on a date selected by Buyer that is not later than sixty (60) business days after expiration of the Review Period, provided that all conditions to Closing by Buyer hereunder have been satisfied. If Buyer is unable to complete the assumption of the Assumed Exisiting Loan on or before the Closing Date after using reasonable commercial efforts to do so, the Closing may be extended by notice in writing by the Buyer beyond the 60-business day period for up to three (3) additional thirty (30) day periods in order to complete the assumption of the Assumed Existing Loan. If Buyer is unable to do so after the 60 day period or any other applicable extension, then this Contract shall terminate, the Earnest Money Deposit shall be returned to Buyer with all interest thereon and both parties shall be relieved of all rights, obligations and liabilities hereunder except for the parties’ obligations pursuant to Sections 3.3 and 16.6. Buyer will provide Seller at least five (5) days prior written notice of the Closing Date selected by Buyer. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date”. The Closing Property shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and Seller.

10.2 Deliveries of Seller. At Closing, Seller shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to such Closing):

(a) Deed. A limited or special warranty deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Deed”).

(b) Bills of Sale. A Limited Warranty Bill of Sale to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property’.

(c) Existing Management and Franchise Agreements. The termination of the Existing Management Agreement and the Existing Franchise Agreement.

(d) Assignment of FF&E Replacement Reserves and Capital Repairs/Improvements and Taxes and Insurance Escrows. In connection with the Assumed Existing Loan, an assignment of the FF&E Replacement Reserves and Capital Repairs/Improvements and Taxes and Insurance Escrows.

(e) General Assignments. Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases identified on Exhibit C hereto (the “Hotel Contracts”). The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel.

(f) FIRPTA; 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code and an IRS Form 1099.

(g) Title Company Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company. At Buyer’s sole expense, Buyer shall have obtained an irrevocable commitment directly from the Title Company (or in the event the Title Company is not willing to issue said irrevocable commitment, then from such other national title company as may be selected by either Buyer or Seller) for issuance of an Owner’s Policy of Title Insurance to Buyer insuring good and marketable fee simple absolute title to the Real Property constituting part of the Property, subject only to the Permitted Exceptions in the amount of the Purchase Price.

(h) Possession; Estoppel Certificates. Possession of the Property, subject only to rights of guests in possession and tenants pursuant to written leases included in the Leases, and estoppel certificates from tenants under Leases and the lessors under FF&E Leases in form and substance acceptable to Buyer.

(i) Assumed Existing Loan. All documents necessary to complete the assumption of the Assumed Existing Loan.

(j) Authority Documents. Certified copy of resolutions of the Board of Directors or other managing body of Seller authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the State in which the Property is located.

(k) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(l) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

(m) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

(n) Seller’s Post-Closing Agreements. The Seller’s Post-Closing Agreement and all Seller’s Escrow Funds deposited by Seller pursuant to the terms thereof.

10.3 Buyer’s Deliveries. At Closing, Buyer shall deliver the following as to each such Hotel:

(a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.4.

(b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

(c) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(d) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

(e) Buyer’s Post-Closing Agreement. The Buyer’s Post-Closing Agreement and all Buyer’s Escrow Funds deposited by Buyer pursuant to the terms thereof.

ARTICLE XI

COSTS

All Closing costs shall be paid as set forth below:

11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer taxes, mansion or like taxes on or in connection with the transfer of the Real Property and all sales and/or use taxes on the personal property constituting part of the Property pursuant to the Bill of Sale, in each case except as otherwise provided in Section 12, and all accrued taxes of Seller prior to Closing and other such taxes of Seller attributable to the sale of the Property to Buyer. Seller shall be responsible for all costs related to the termination of the Existing Management Agreement with respect to its Hotel as provided in Article V. Seller shall also be responsible for all costs and expenses of Seller’s attorneys, accountants and other consultants and professionals utilized by Seller in connection with the consummation of the sale of the Property pursuant to this Contract. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off or defeasance of any existing loan to Seller.

11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of any environmental report, any update to the survey and the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV and the per page recording charges for the Deed (if applicable). Buyer shall also be responsible for payment of all Lender costs (including, without limitation, any loan application and assumption fees, legal fees and the like) in connection with the Assumed Existing Loan; provided, however, Seller shall be responsible for its own attorneys’ fees in connection with the Assumed Existing Loan. Buyer shall also be responsible for any fees for the request for and the preparation of the PIP review and report by the Franchisor with respect to the Hotel, the costs, after Closing, for performance of the PIP imposed by the Franchisor, any application fees as well as any other costs or expenses relating to the issuance of a New Franchise Agreement (including, but not limited to costs relating to the life safety inspection). The foregoing requirements relating to the PIP and the issuance of a New Franchise Agreement will survive the Closing.

ARTICLE XII

ADJUSTMENTS

12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties shall be made as of 11:59 p.m. on the day prior to the Closing Date (the “Cutoff Time”), with the income and expenses accrued prior to the Closing Date being allocated to Seller and the income and expenses accruing on and after the Closing Date being allocated to Buyer, all as set forth below. All of such adjustments and allocations shall be made in cash at

Closing and shall be collected through and/or adjusted in accordance with the terms of the Existing Management Agreement. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles. Buyer and Seller shall request that the Manager determine the apportionments, allocations, prorations and adjustments as of the Cutoff Time.

(a) Taxes. All real estate taxes, personal property taxes, or any other taxes and installments of special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Cutoff Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

(b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Closing Date for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Closing shall be allocated to Buyer. If elected by Seller, Seller shall be given credit, and Buyer shall be charged, for any utility deposits transferred to and received by Buyer at Closing.

(c) Income/Charges. All rents, income and charges receivable or payable under any Leases and Hotel Contracts applicable to the Property, and any deposits, prepayments and receipts thereunder, shall be prorated between Buyer and Seller as of the Cutoff Time.

(d) Accounts. The FF&E Replacement Reserve amount held by the Lender under the Assumed Existing Loan shall be assigned by Seller to Buyer at Closing. All other working capital accounts, reserve accounts and escrow accounts shall remain the property of Seller, and are excluded from the sale.

(e) Guest Ledger. Subject to (f) below, all accounts receivable of registered guests at the Hotel who have not checked out and were occupying rooms as of the Cutoff Time, shall be prorated as provided herein.

(f) Room Rentals. All receipts from guest room rentals and other suite revenues for the night in which the Cutoff Time occurs shall belong to Seller, but Seller shall provide Buyer credit at Closing equal to the reasonable expenses to be incurred by Buyer to clean such guests’ rooms.

(g) Advance Deposits. All prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or future services to be provided on and after the Closing Date shall be credited to Buyer.

(h) Accounts Receivable. To the extent not apportioned at Closing and subject to (e) and (f) above, all accounts receivable and credit card claims as of the Cutoff Time shall remain the property of Seller, and Seller and Buyer agree that the monies received from debtors owing such accounts receivable balances after Closing, unless otherwise provided in the New Management Agreement, shall be applied as expressly provided in such remittance, or if not specified then to the Seller’s outstanding invoices to such account debtors in chronological order beginning with the oldest invoices, and thereafter, to Buyer’s account.

(i) Taxes and Insurance Escrows. To the extent assigned to Buyer by Seller, Buyer shall pay to Seller the amount of any Tax and Insurance Escrows.

(j) Accounts Payable. To the extent not apportioned at Closing, any indebtedness, accounts payable, liabilities or obligations of any kind or nature related to Seller or the Property for the periods prior to and including the Closing Date shall be retained by Seller and promptly allocated to Seller and evidence thereof shall be provided to Buyer, and Buyer shall not be or become liable therefor, except as expressly assumed by Buyer pursuant to this Contract, and invoices received in the ordinary course of business prior to Closing shall be allocated to Seller at Closing.

(k) Machines, Other Income. All monies received in connection with, catering, banquet and similar and other services at the Hotel (other than amounts due from any guest and included in room rentals) prior to the close of business for each such operation for the night in which the Cutoff Time occurs shall belong to Seller, and all other receipts and revenues (not previously described in this Section 12.1) from the operation of any department of the Hotel shall be prorated between Seller and Buyer at Closing.

12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within one hundred eighty (180) days after the Closing Date. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

12.3 Employees. Unless Buyer or the Manager expressly agrees otherwise, none of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, such employees shall continue as employees of the Manager or an affiliate of Manager. Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Cutoff Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller, in accordance with the Existing Management Agreement, for the purposes of the adjustments to be made as of the Cutoff Time. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing shall be charged to Buyer, in accordance with the New Management Agreement. To the extent applicable, all such allocations and charges shall be adjusted in accordance with the provisions of the Existing Management Agreement.

ARTICLE XIII

CASUALTY AND CONDEMNATION

13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, neither party shall have any further obligation or liability to the other under this Contract as to the Hotel. In the context of condemnation, “substantial” shall mean condemnation of such portion of the Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial” shall mean a loss or damage in excess of Two Hundred Thousand and No/100 Dollars ($200,000.00) in value.

13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage and without any reduction in the Purchase Price.

ARTICLE XIV

DEFAULT REMEDIES

14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period, and such default continues for thirty (30) days following written notice from Seller (provided no notice shall extend the time for Closing), then at Seller’s election by written notice to Buyer, this Contract shall be terminated and of no effect, in which event the Earnest Money Deposit, including any interest thereon, shall be paid to and retained by Seller as Seller’s sole and exclusive remedy hereunder, and as liquidated damages for Buyer’s default or failure to close, and both Buyer and Seller shall thereupon be released from all obligations hereunder.

14.2 Seller Default. If Seller defaults under this Contract, and such default continues for thirty (30) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Earnest Money Deposit, including any interest thereon, shall be returned to the Buyer, and thereafter both Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against Seller for specific performance.

14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV

NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, accompanied by another means of notice as specified below (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	Apple Nine Hospitality Ownership, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Justin Knight Fax No.: (804) 344-8129

with a copy to:	Apple Nine Hospitality Ownership, Inc. 814 E. Main Street Richmond, Virginia 23219 Attention: Legal Dept. Fax No.: (804) 727-6349

If to Seller:	Yuma One Limited Partnership c/o Ferguson Properties One Victory Drive Liberty, MO 64068 Attention: John H. Ferguson Fax No.: (816) 781-6316

With a Copy to:	Allen W. Blair Stinson Morrison Hecker LLP 1201 Walnut Kansas City, MO 64106-2150 Fax No. (816) 412-1036

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI

MISCELLANEOUS

16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

16.2 Binding Effect; Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both Buyer and Seller.

16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the state in which the Property is located (without regard to conflicts of law principles).

16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel and lender, Buyer’s consultants and agents, the Manager, the Franchisor and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller. Notwithstanding the foregoing, Seller may disclose the general nature of the purchase and sale transaction to its Hotel employees without divulging the identity of Buyer or its Affiliates or any of the economic or other specific terms of this Contract.

16.7 Closing Documents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

16.11 (Intentionally Omitted)

16.12 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

16.13 Joint and Several Obligations Except as May be Otherwise Provided Herein. If Seller consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

SELLER:

YUMA ONE LIMITED PARTNERSHIP, an Arizona limited partnership

By:	/s/ John H. Ferguson
John H. Ferguson, General Partner

MANAGER:

TRUE NORTH HOTEL GROUP, INC., a Kansas corporation

By:	/s/ Richard L. Merker
Name:	Richard L. Merker
Title:	Executive VP

BUYER:

APPLE NINE HOSPITALITY OWNERSHIP, INC., a Virginia corporation

By:	/s/ Justin G. Knight
Name:	Justin G. Knight
Title:	President